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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Tyco International Ltd. ("Tyco") on Form S-4 (File No. 333-59091) of our report dated July 10, 1997, which is included in Tyco's Transition Report on Form 10-K for the period ended September 30, 1997 and in Tyco's Current Report on Form 8-K dated April 23, 1998, on our audits of the Consolidated Financial Statements and the Consolidated Financial Statement Schedule of Tyco International Ltd. (subsequently renamed Tyco International
(US) Inc.) as of December 31, 1996 and for the years ended December 31, 1996 and June 30, 1995 (not presented separately therein). We also consent to the reference to our firm under the caption "Experts."

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts

August 26, 1998